EXHIBIT 99.1

                                                             Media Contact:
                                                             Gordon R. Manuel
                                                             864-282-9448

                                                             Analyst Contact:
                                                             Duane A. Owens
                                                              864-282-9488


FOR IMMEDIATE RELEASE
THURSDAY, JANUARY 26, 2006

                      BOWATER ANNOUNCES MANAGEMENT CHANGES

GREENVILLE, SC - Bowater Incorporated (NYSE: BOW) today announced the following organizational changes.

     Joseph B. Johnson, 42, has been elected Vice President - Controller. Previously, Mr. Johnson served as Director, Financial Reporting. He joined Bowater in 2001. Mr. Johnson is a graduate of the University of North Florida and is a Certified Public Accountant.

     Colin R. Wolfe, 48, has been elected Vice President and Treasurer. Previously, Mr. Wolfe served as Vice President of Administration and Planning - Newsprint Division. Mr. Wolfe joined Bowater in 1982. Mr. Wolfe is a graduate of Mount Allison University in New Brunswick, Canada and is a Chartered Accountant.

     Michael F. Nocito, 50, has been elected Vice President of Administration and Planning - Newsprint Division. Previously, Mr. Nocito served as Vice President - Controller. Mr. Nocito joined Bowater in 1978. Mr. Nocito is a graduate of Lehman College, Bronx, NY and has an MBA from the University of Connecticut. He is a member of the Institute of Management Accountants.

     Duane A. Owens, 37, has been elected Assistant Treasurer and Director, Investor Relations. Previously, Mr. Owens served as Director, Finance and
Investor Relations. He joined Bowater in 1992. Mr. Owens is a graduate of the University of South Carolina and has an MBA from Clemson University.

     Meg A. Mosley, 40, has been elected Assistant Controller and Director, Accounting Operations. Previously, Ms. Mosley served as Director, Accounting Operations. She joined Bowater in 2002. Ms. Mosley is a graduate of Huntingdon College and has an MBA from Auburn University. She is a Certified Public Accountant.


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     Bowater  Incorporated,  headquartered  in  Greenville,  SC,  is  a  leading producer of newsprint, coated mechanical and specialty papers. In addition, the company makes bleached kraft pulp and lumber products. The company has 12 pulp and paper mills in the United States, Canada and South Korea and 12 North American sawmills that produce softwood lumber. Bowater also operates two facilities that convert a base sheet to coated products. Bowater's operations are supported by approximately 1.4 million acres of timberlands owned or leased in the United States and Canada and 30 million acres of timber cutting rights in Canada. Bowater is one of the world's largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange and the Pacific Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSX: BWX).

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